                                                                                   For Immediate Release

                                  Media Contact:              Investor Contact:
                                  Eric Boomhower    John Winn
                                  (803) 217-7701              (803) 217-9240
                                  eboomhower@scana.com     jwinn@scana.com

SCANA Reports Fourth Quarter and Full Year 2006 Financial Results,
Affirms 2007 Earnings Guidance

Columbia, SC, February 9, 2007...SCANA Corporation (NYSE: SCG) today announced financial results for the fourth quarter and full year 2006 and affirmed its previous guidance for 2007 earnings.

FULL YEAR RESULTS

For the year ended December 31, 2006, SCANA reported earnings on a GAAP basis of $310 million, or $2.68 per share, compared to $320 million, or $2.81 per share, in 2005. Excluding certain items listed in the table below, GAAP-adjusted net earnings from operations for 2006 were $299 million, or $2.59 per share, compared to $316 million, or $2.78 per share, in 2005.

“There were several unfavorable factors that resulted in the decline in earnings,” said Jimmy Addison, senior vice president and chief financial officer. “In our regulated electric operations, margins were impacted by milder weather, which reduced earnings by 11 cents per share, and by lower sales to industrial and wholesale customers. In addition, we incurred charges during 2006 totaling 8 cents per share - 2 cents per share in the third quarter and 6 cents per share in the fourth quarter - related to a settlement agreement with the Federal Energy Regulatory Commission (FERC) regarding the use of South Carolina Electric & Gas Company’s electric transmission system by its power marketing division. Also, one of our non-regulated businesses, Primesouth, recorded reduced royalties related to the operation of a non-affiliated synthetic fuel production facility. Finally, earnings per share were negatively impacted by dilution resulting from the issuance of approximately 2 million new shares of common stock through the Company’s stock plans during the year. Effective January 1, 2007, these plans were converted to open market purchase and we currently have no plans to issue any new equity during the next several years.”

Addison noted that these adverse factors more than offset the favorable impact on earnings of 2.7 percent customer growth in the Company’s regulated businesses, lower operation and interest expenses, improved earnings in the Company’s non-regulated natural gas marketing business in Georgia, and a slightly higher margin on consolidated sales of natural gas, primarily reflecting general rate increases in the Company’s regulated retail natural gas businesses in South Carolina and North Carolina.

“We are looking forward to delivering improved financial results in 2007 and beyond by continuing to focus on the cornerstones of our strategic plan - providing safe, reliable and efficient energy products and services to customers and a competitive long-term return on investment to shareholders,” said Addison.

Total kilowatt-hour sales of electricity in 2006 declined 3.1 percent compared to 2005. Residential sales were down about 1 percent, with the impact of milder weather offsetting customer growth. Commercial sales increased 1.8 percent while industrial sales were down 6.0 percent for the year, primarily reflecting the closure of two large textile plants early in the year as well as reduced demand by several other customers. Wholesale, or off-system, sales were down 14 percent for the year, also reflecting the milder weather. At December 31, 2006, the Company was serving approximately 623,000 electric customers, a 2.1 percent increase compared to year-end 2005.

Driven by a 15 percent increase in sales to industrial customers and a 21 percent increase in transportation volumes, total dekatherm sales of natural gas were up 6.6 percent in 2006 compared to 2005. Sales to residential customers, however, declined 12 percent, primarily due to milder weather in the first and fourth quarters. The number of natural gas customers in the Company’s three-state service area increased 2.1 percent to approximately 1.2 million at year-end 2006.

SCANA’s reported earnings are prepared in accordance with Generally Accepted Accounting Principles (GAAP). SCANA’s management believes that, in addition to reported earnings under GAAP, the GAAP-adjusted net earnings from operations provide a meaningful representation of the Company’s fundamental earnings power and can aid in performing period-over-period financial analysis and comparison with peer group data. In management’s opinion, GAAP-adjusted net earnings from operations is a useful indicator of the financial results of the Company’s primary businesses. This measure is also a basis for management’s provision of earnings guidance and growth projections, and it is used by management in making resource allocation and other budgetary and operational decisions. This non-GAAP performance measure is not intended to replace the GAAP measure of net earnings, but is offered as a supplement to it. A reconciliation of reported (GAAP) earnings per share to GAAP-adjusted net earnings per share from operations for the three months and twelve months ended December 31, 2006 and 2005 is provided in the following table:

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Reported (GAAP) Earnings per Share	$.57	$.65	$2.68	$2.81
Deduct:
Gain on Sale of Telecommunications Investment	--	--	--	(.03)
Reduction of Accrual Related to Propane Litigation Settlement	--	--	(.04)	--
Cumulative Effect of Accounting Change, re: SFAS 123(R)	--	--	(.05)	--

GAAP-Adjusted Net Earnings per Share From Operations	$.57	$.65	$2.59	$2.78

FOURTH QUARTER RESULTS

SCANA’s reported (GAAP) earnings in the fourth quarter of 2006 were $65 million, or 57 cents per share, compared to $75 million, or 65 cents per share for the same quarter in 2005.

“The 8 cents per share decline in fourth quarter earnings was due primarily to lower margins on sales of electricity and the charge related to the FERC settlement agreement, which more than offset the favorable impact of an improved natural gas sales margin, lower operation and interest expenses and customer growth,” said Addison. “The decline in the electric margin primarily reflects weather that was 16 percent milder than the fourth quarter of last year as well as lower industrial and off-system sales. The higher natural gas sales margin was primarily attributable to rate increases at South Carolina Electric & Gas Company and PSNC Energy, partially offset by lower usage by residential customers due to the milder weather.”

Total kilowatt-hour sales of electricity in the fourth quarter of 2006 were down 10 percent compared to the fourth quarter of 2005. Driven by the milder weather, sales to residential customers declined 6.1 percent. Commercial and industrial sales decreased 1.8 percent and 7.5 percent, respectively. Off-system sales of electricity during the fourth quarter were down nearly 43 percent, also reflecting the milder weather.

Total dekatherm sales of natural gas in the fourth quarter of 2006 were up 28 percent compared to the same quarter of 2005. Sales to residential and commercial customers were each down 9 percent, primarily reflecting the milder weather. However, those declines were more than offset by increased sales to industrial and wholesale customers and increased transportation volumes.

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

Reported earnings for 2006 at South Carolina Electric & Gas Company (SCE&G), SCANA’s principal subsidiary, were $234 million, or $2.02 per share, compared to $256 million, or $2.25 per share, in 2005. For the fourth quarter of 2006, SCE&G had reported earnings of $40 million, or 34 cents per share, compared to $60 million, or 52 cents per share in the same quarter in 2005. The lower per share earnings in both periods were due primarily to lower electric margins, the charges related to the FERC settlement agreement, and share dilution.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported 2006 earnings of $26 million, or 23 cents per share, unchanged compared to 2005. Reported earnings in the fourth quarter of 2006 were $13 million, or 12 cents per share, compared to $9 million, or 8 cents per share, in the fourth quarter of 2005. That improvement was due primarily to customer growth and a 2.6 percent increase in base rates that was effective November 1, 2006. At year end, PSNC Energy was serving approximately 442,000 customers, an increase of 3.8 percent over the last twelve months.

Carolina Gas Transmission

Effective November 1, 2006, SCANA’s two natural gas transmission companies, SCG Pipeline and South Carolina Pipeline Corporation (SCPC), merged to form Carolina Gas Transmission Corporation (CGT). CGT’s earnings, which reflect combined results for both SCG Pipeline and SCPC, totaled $15 million, or 13 cents per share, in 2006, compared to $12 million, or 11 cents per share, in 2005. That improvement was due to higher transportation revenues, partially offset by lower margins on competitive sales of natural gas to industrial customers. For the fourth quarter of 2006, CGT reported earnings of $2 million, or 2 cents per share, compared to $3 million, or 3 cents per share in the fourth quarter of 2005.

SCANA Energy - Georgia

SCANA Energy, the Company’s retail natural gas marketing business in Georgia, reported 2006 earnings of $30 million, or 27 cents per share, compared to $24 million, or 21 cents per share, in 2005. Earnings in the fourth quarter of 2006 were $9 million, or 8 cents per share, compared to $4 million, or 3 cents per share in the fourth quarter of 2005. The improved earnings in both periods reflect lower operating and customer service expenses, which more than offset lower sales margins due primarily to milder weather. SCANA Energy was serving more than 450,000 customers at year-end 2006, maintaining its position as the second largest natural gas marketer in Georgia with about a 30 percent market share.

Corporate and Other Non-Regulated

Reported earnings in 2006 for SCANA’s corporate and other non-regulated businesses, which include Primesouth, SCANA Communications, ServiceCare, SCANA Energy Marketing and the holding company, were $4 million, or 3 cents per share, compared to $1 million, or 1 cent per share, in 2005. Excluding from reported earnings in both periods the items described below, these companies recorded a GAAP-adjusted net loss from operations of $1 million, or 1 cent per share, in 2006, compared to a loss of $3 million, or 2 cents per share, in 2005. For the fourth quarter of 2006, these businesses reported combined earnings of $1 million, or 1 cent per share, compared to a reported loss of $1 million, or 1 cent per share, in the same quarter in 2005. Higher interest income contributed to the earnings improvement in both comparative periods.

EXPLANATION OF ITEMS INCLUDED IN REPORTED (GAAP) EARNINGS BUT EXCLUDED FROM GAAP-ADJUSTED NET EARNINGS FROM OPERATIONS

In the first quarter of 2006, the Company recorded an after-tax gain of $6 million, or 5 cents per share, reflecting the cumulative effect of a change in accounting for equity-based compensation resulting from the Company’s adoption of SFAS No. 123(R). In the second quarter of 2006, the Company reduced a prior loss accrual by $5 million, or 4 cents per share, upon the favorable settlement of litigation associated with the 1999 sale of the Company’s propane assets. In the second quarter of 2005, the Company recorded an after-tax gain of $4 million, or 3 cents per share, related to the monetization of the Company’s telecommunications investments.

2007 EARNINGS OUTLOOK

The Company affirms its previous guidance that 2007 earnings will be in the range of $2.70 to $2.85 per share. This estimate assumes normal weather in the Company’s electric and natural gas service areas and excludes any potential impact from changes in accounting principles and gains or losses from certain investing activities, litigation, and sales of assets. Other factors and risks that could impact future earnings are discussed in the Company’s filings with the Securities and Exchange Commission and below under the Safe Harbor Statement. The Company continues to target a long-term average annual earnings growth rate of 4 to 6 percent.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 10:00 a.m. Eastern Time today. The call-in numbers for the conference call are 1-866-700-6067 (US/Canada) and 1-617-213-8834 (International). The event code is 79358478. Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available approximately 2 hours after conclusion of the call through February 23, 2007. To access the telephone replay, call 1-888-286-8010 (US/Canada) or 1-617-801-6888 (International) and enter the event code 24249099.

All interested persons, including investors, media and the general public, may listen to a live web cast of the conference call at the Company’s web site at www.scana.com. A copy of this press release and other presentation materials relating to projected capital expenditures and cash flow will be available on the web site. Participants should go to the web site at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the web cast will also be available on the Company’s web site approximately 2 hours after conclusion of the call through February 23, 2007.

PROFILE

SCANA Corporation, a Fortune 500 company headquartered in Columbia, SC, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. Information about SCANA and its businesses is available on the Company’s web site at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules, estimated construction and other expenditures and factors affecting the availability of synthetic fuel tax credits. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2) regulatory actions, particularly changes in rate regulation and environmental regulations; (3) current and future litigation; (4) changes in the economy, especially in areas served by subsidiaries of SCANA Corporation (SCANA, and together with its subsidiaries, the “Company”); (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets; (6) growth opportunities for the Company’s regulated and diversified subsidiaries; (7) the results of financing efforts; (8) changes in accounting principles and in the Company’s accounting policies; (9) weather conditions, especially in areas served by the Company’s subsidiaries; (10) payment by counterparties as and when due; (11) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (12) performance of the Company's pension plan assets; (13) inflation; (14) compliance with regulations; and (15) the other risks and uncertainties described from time to time in the Company’s periodic reports filed with the United States Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

                                      # # #

FINANCIAL AND OPERATING INFORMATION
Condensed Consolidated Statements of Income (Millions, except per share amounts) (Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
Operating Revenues:	2006	2005	2006	2005
Electric	$433	$442	$1,877	$1,918
Gas-Regulated	343	532	1,257	1,405
Gas-Nonregulated	392	521	1,429	1,463
Total Operating Revenues	1,168	1,495	4,563	4,786

Operating Expenses:
Fuel Used in Electric Generation	151	136	615	618
Purchased Power	8	10	28	46
Gas Purchased for Resale-Regulated	234	416	899	1,059
Gas Purchased for Resale - Nonregulated	357	499	1,314	1,340
Other Operation and Maintenance	160	172	619	632
Depreciation and Amortization (1)	81	87	333	510
Other Taxes	37	31	152	145
Total Operating Expenses (1)	1,028	1,351	3,960	4,350

Operating Income (1)	140	144	603	436

Other Income, Net (1)	9	10	52	57

Interest charges, Net	(51)	(52)	(209)	(212)
Income Tax (Expense) Benefit (1)	(26)	(22)	(119)	118
Losses from Equity Method Investments (1)	(5)	(3)	(16)	(72)
Preferred Stock Cash Dividends of SCE&G	(2)	(2)	(7)	(7)

Cumulative Effect of Accounting Change	--	--	6	--

Net Income (1)	$65	$75	$310	$320

Common Stock Data:
Wgt. Avg. Common Shares Outstanding	116.5	114.5	115.8	113.8
Basic & Diluted Earnings Per Share	$.57	$.65	$2.68	$2.81

Note (1): In January 2005, the Public Service Commission of South Carolina approved an accounting methodology which allows the Company to recover the cost of the Lake Murray back-up dam project through the application of net synthetic fuel tax credits generated from its synthetic fuel partnerships. Under this methodology, beginning January 1, 2005, the Company recognized its accumulated synthetic fuel tax credits to offset an equal amount of accelerated depreciation on the dam project, net of partnership losses and income tax benefits. Recognition of accelerated depreciation related to the back-up dam costs will continue quarterly to the extent net synthetic fuel tax credits are available. While these entries result in a reduction in operating income, there is no impact on net income. The Company is allowed to record non-cash carrying costs on the un-recovered investment. The impact of these entries in the Consolidated Income Statement and Balance Sheet is shown in the tables below:

Income Statement Impact (millions) :
	Quarter Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Synthetic fuel tax credits recognized	$6	$11	$30	$179

Partnership losses recognized	(5)	(5)	(20)	(76)
Tax benefit of depreciation and partnership losses	4	7	18	111
Accelerated depreciation recognized	(5)	(13)	(28)	(214)

Impact to Net Income	$0	$0	$0	$0

Carrying costs recognized	$2	$3	$7	$11

Balance Sheet Impact (millions):
	December 31,
	2006	2005
Dam costs incurred, including Allowance for Funds Used During Construction and Carrying Costs	$311	$303

Accelerated depreciation recognized	(242)	(214)

Unrecovered Dam Costs	$69	$89

Condensed Consolidated Balance Sheets (Millions) (Unaudited)
	December 31,	December 31,
	2006	2005
ASSETS:
Utility Plant, Net	$7,004	$6,744
Other Property and Investments	276	247
Current Assets	1,381	1,417
Regulatory Assets and Deferred Debits	1,158	1,121
Total Assets	$9,819	$9,529

CAPITALIZATION AND LIABILITIES
Capitalization:
Common Equity	$2,846	$2,677
Preferred Stock	114	114
Long-term Debt, Net	3,067	2,948
Total Capitalization	6,027	5,739
Current Liabilities:
Short-Term Borrowings	487	427
Current Portion of Long-Term Debt	43	188
Other Current Liabilities	857	885
Total Current Liabilities	1,387	1,500
Regulatory Liabilities and Deferred Credits	2,405	2,290
Total Capitalization and Liabilities	$9,819	$9,529

Reported Earnings (Loss) per Share by Company (GAAP Basis): (Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
SC Electric & Gas	$.34	$.52	$2.02	$2.25
PSNC Energy	.12	.08	.23	.23
Carolina Gas Transmission (2)	.02	.03	.13	.11
SCANA Energy-Georgia	.08	.03	.27	.21
Corporate and Other	.01	(.01)	.03	.01
Basic and Diluted Reported (GAAP) Earnings per Share	$.57	$.65	$2.68	$2.81

GAAP-Adjusted Net Earnings (Loss) per Share From Operations by Company: (Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
SC Electric & Gas	$.34	$.52	$1.99 (3)	$2.25
PSNC Energy	.12	.08	.22 (3)	.23
Carolina Gas Transmission (2)	.02	.03	.13	.11
SCANA Energy-Georgia	.08	.03	.26 (3)	.21
Corporate and Other	.01	(.01)	(.01) (4)	(.02) (5)
Basic and Diluted GAAP-Adjusted Net Earnings per Share from Operations	$.57	$.65	$2.59	$2.78

Note (2): Current and prior periods reflect earnings for South Carolina Pipeline Corporation and SCG Pipeline, Inc.,
               which merged to form Carolina Gas Transmission Corporation effective November 1, 2006
Note (3): Excludes impact of accounting change
Note (4): Excludes impact of litigation settlement
Note (5): Excludes impact of sale of telecommunications investment

Variances in Reported (GAAP) Earnings per Share (6): (Unaudited)
	Quarter Ended December 31,	Year Ended December 31,
2005 Basic and Diluted Reported (GAAP) Earnings Per Share	$.65	$2.81

Variances:
Electric Margin	(.11)	(.10)
Natural Gas Margin	.03	.01
O&M Expense	.07	.07
Depreciation Expense	(.01)	(.04)
Property Taxes	(.03)	(.03)
Interest Expense	.01	.01
Additional Shares Outstanding (Dilution)	(.01)	(.04)
Other	(.03)	(.07)
Variance in GAAP-Adjusted Net Earnings per Share From Operations	(.08)	(.19)
Cumulative Effect of Accounting Change, re: SFAS 123 (R)	--	.05
Reduction of Accrual Related to Propane Litigation Settlement	--	.04
Gain on Sale of Telecommunications Investment	--	(.03)
Variance in Reported (GAAP) Earnings per Share	(.08)	(.13)

2006 Basic and Diluted Reported (GAAP) Earnings Per Share	$.57	$2.68

Note (6): This variance analysis reflects earnings per share (EPS) components on an after-tax basis, with income tax benefits applied as per the January 6, 2005 electric rate order. See Note (1) to the Condensed Consolidated Statements of Income.

Consolidated Operating Statistics
	Quarter Ended December 31,			Year Ended December 31,
	2006	2005	% Change	2006	2005	% Change

Electric Operations:

Sales (Million KWH):
Residential	1,703	1,813	(6.1)	7,598	7,634	(0.5)
Commercial	1,650	1,681	(1.8)	7,248	7,117	1.8
Industrial	1,483	1,603	(7.5)	6,183	6,581	(6.0)
Other	125	127	(1.6)	532	528	0.8
Total Retail Sales	4,961	5,224	(5.0)	21,561	21,860	(1.4)
Wholesale	477	829	(42.5)	2,962	3,450	(14.2)
Total Sales	5,438	6,053	(10.2)	24,523	25,310	(3.1)

Customers (Period-End, Thousands)				623	610	2.1

	Quarter Ended December 31,			Year Ended December 31,
	2006	2005	% Change	2006	2005	% Change

Natural Gas Operations:

Sales (Thousand Dekatherms):
Residential	20,962	23,026	(9.0)	59,409	67,733	(12.3)
Commercial	11,816	13,002	(9.1)	37,453	39,711	(5.7)
Industrial	35,507	25,907	37.1	141,990	124,042	14.5
Total Retail Sales	68,285	61,935	10.3	238,852	231,486	3.2
Sales for Resale	5,552	4,221	31.5	16,052	16,728	(4.0)
Transportation Volumes	31,662	16,097	96.7	85,210	70,719	20.5
Total Sales	105,499	82,253	28.3	340,114	318,933	6.6

Customers (Period-End, Thousands)				1,222	1,197	2.1

Weather Data - Electric Service Territory:
Quarter Ended December 31,				Year Ended December 31,
	Actual	Percent Change		Actual	Percent Change
	2006	vs 2005	vs Normal	2006	vs 2005	vs Normal
Heating Degree Days	760	(15.9)	(11.7)	1,981	(11.6)	(6.5)
Cooling Degree Days	98	(47.6)	(29.2)	2,268	(2.5)	(1.9)

Security Credit Ratings (as of 02/09/07):
	Standard & Poor’s	Moody’s	Fitch
SCANA Corporation:
Corporate / Issuer Rating	A-	A3	-
Senior Unsecured	BBB+	A3	A-
Outlook	Stable	Stable	Stable

South Carolina Electric & Gas Company:
Corporate / Issuer Rating	A-	A2	-
Senior Secured	A-	A1	A+
Senior Unsecured	BBB+	A2	A
Commercial Paper	A-2	P-1	F1
Outlook	Stable	Stable	Stable

PSNC Energy:
Senior Unsecured	A-	A2	A
Commercial Paper	A-2	P-1	F1
Outlook	Stable	Stable	Stable